Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Datawatch Corporation on Form S-8 of our report dated December 21, 2012, with respect to our audits of the consolidated financial statements of Datawatch Corporation and subsidiaries as of September 30, 2012 and 2011 and for each of the three years in the period ended September 30, 2012, appearing in the Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2012.  In addition, we consent to the reference to our firm under the caption “Experts”.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
March 14, 2013